Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang,
Manager of Investor Relations
(617) 964-8389
www.hptreit.com

HPT Announces 2005 First Quarter Operating Results

Newton, MA (May 4, 2005): Hospitality Properties Trust (NYSE: HPT) today announced its results of operations for the quarter ended March 31, 2005, as follows:

	Quarter Ended March 31,
	2005	2004

Net income available for common shareholders	$26,792	$23,054

Funds from operations (“FFO”)	$60,883	$57,023

Common distributions declared	$48,386	$48,375

Per common share amounts:

Net income available for common shareholders	$0.40	$0.36

Funds from operations (“FFO”)	$0.91	$0.89

Common distributions declared	$0.72	$0.72

Weighted average common shares outstanding	67,203	64,416

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 297 hotels located in 38 states, Puerto Rico and Canada. HPT is headquartered in Newton, Massachusetts.

Hospitality Properties Trust

CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(amounts in thousands, except per share data)

	Quarter Ended March 31,
	2005	2004
Revenues:
Hotel operating revenues (1)	$ 145,047	$ 116,073
Rental income	31,065	32,636
FF&E reserve income (2)	4,399	4,458
Interest income	236	144
Total revenues	180,747	153,311
Expenses:
Hotel operating expenses (1)	100,425	77,834

Interest (including amortization of deferred financing costs of $734 and $686, respectively)	15,429	12,839
Depreciation and amortization	30,823	28,696
General and administrative	5,364	4,400
Total expenses	152,041	123,769
Net income	28,706	29,542
Preferred distributions	(1,914)	(3,695)
Excess of liquidation preference over carrying value of preferred shares (3)	--	(2,793)
Net income available for common shareholders	$ 26,792	$ 23,054
Calculation of FFO (4):
Net income available for common shareholders	$ 26,792	$ 23,054
Add: FF&E deposits not in net income (2)	499	430
Depreciation and amortization	30,823	28,696
Excess of liquidation preference over
carrying value of preferred shares (3)	--	2,793
Deferred percentage rent (5)	920	600
Deferred hotel operating income (6)	1,849	1,450
Funds from operations ("FFO")	$ 60,883	$ 57,023
Weighted average common shares outstanding	67,203	64,416
Per common share amounts:
Net income available for common shareholders	$0.40	$0.36
FFO (4)	$0.91	$0.89
Common distributions declared	$0.72	$0.72

See Notes on page 3.

Hospitality Properties Trust

NOTES TO CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(amounts in thousands, except per share data)

(1)

At March 31, 2005, each of our 297 hotels was included in one of nine combinations of hotels of which 188 are leased to one of our taxable REIT subsidiaries and managed by an independent hotel operating company, and 109 are leased to third parties. Our consolidated statement of income includes hotel operating revenues and expenses of managed hotels and rental income from our leased hotels. The pro forma operating results for all 188 of our managed hotels assuming acquisition of the hotels and commencement of the management agreements as of January 1, 2004, are as follows (includes amounts for periods prior to our ownership of some of these hotels and for periods when some of these hotels were leased by us to third parties):

	Pro forma Quarter Ended March 31,
	2005	2004
Hotel operating revenues	$160,761	$152,968
Hotel operating expenses	119,298	117,818

Certain of our managed hotels had net operating results that were less than the minimum returns due to us by $2,609 and $2,712 in the first quarter of 2005 and 2004, respectively. These amounts are included in our consolidated statement of income as a net reduction to hotel operating expenses in each period because the minimum returns were funded by our managers.

(2)

Various percentages of total sales at most of our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E Reserve escrows. We own the FF&E Reserve escrows for all the hotels leased to our taxable REIT subsidiary and for most of the hotels leased to third parties. We have a security and remainder interest in the FF&E Reserve escrows for the remaining hotels leased to third parties. When we own the FF&E Reserve escrows at hotels leased to third parties we report payments into the escrow as additional rent. When we have a security and remainder interest in the FF&E Reserve escrows, deposits are not included in revenue but are included in FFO. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income in our consolidated statement of income.

(3)

On April 12, 2004, we redeemed all of our outstanding 9 ½% Series A Preferred Shares at their liquidation preference of $25 per share, plus accumulated and unpaid dividends. We deducted the $2,793 excess of the liquidation preference of the redeemed shares over their carrying amount from net income in determining net income available to common shareholders in the calculation of earnings per share in the 2004 first quarter when the redemption was approved by our board of trustees.

(4)

We compute FFO as shown. Our calculation of FFO differs from the NAREIT definition because we include FF&E deposits not included in net income (see note 2), deferred percentage rent (see note 5) and deferred hotel operating income (see note 6) and exclude the excess of liquidation preference over carrying value of redeemed preferred shares (see note 3). We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense and losses on early extinguishment of debt, it may facilitate comparison of current operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is among the important factors considered by our board of trustees when determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving bank credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future performance.

(5)

In calculating net income we recognize percentage rental income received for the first, second and third quarters in the fourth quarter when all contingencies are met and the income is earned. Although we defer recognition of this revenue for purposes of calculating net income, we include these amounts in the calculation of FFO during the first three quarters of the year.

(6)

Our rights to share in the operating results of our managed hotels in excess of the minimum returns due to us are generally determined based upon annual calculations. Our managed hotels generated net operating results that were $1,849 and $1,450, in the first quarter of 2005 and 2004, respectively, more than the minimum returns due to us. We recognize income in excess of our minimum returns in the fourth quarter when all contingencies are met and the income is earned. Although we defer recognition of this revenue for purposes of calculating net income, we include these amounts in the calculation of FFO during the first three quarters of the year.

Hospitality Properties Trust

Key Balance Sheet Data

(in thousands)

	March 31, 2005	December 31, 2004

Cash	$2,750	$15,894

Restricted cash (FF&E Reserve escrow)	$39,810	$38,511

Real estate, at cost	$3,569,977	$3,180,990

Debt, net of discounts
Floating rate (4.2% at March 31, 2005) – Credit Facility, due 2005	$175,000	$72,000
Fixed rate – 7.00% Senior Notes, due 2008	149,921	149,914
Fixed rate – 9.125% Senior Notes, due 2010	49,968	49,966
Fixed rate – 8.3% Mortgage payable, due 2011	3,810	3,826
Fixed rate – 6.85% Senior Notes, due 2012	124,352	124,330
Fixed rate – 6.75% Senior Notes, due 2013	297,547	297,469
Fixed rate – 5.125% Senior Notes, due 2015	299,451	--

Total Debt	$1,100,049	$697,505

Equity
8.875% Series B Preferred (3,450,000 shares outstanding)	83,306	83,306
Common (67,203,228 shares outstanding)	1,629,359	1,602,567

Total Equity	$1,712,665	$1,685,873

Additional Data (in thousands except percentages)

	March 31, 2005	December 31, 2004
Leverage Ratios

Total Debt / Total Assets	35.8%	25.9%
Total Debt / Real Estate, at cost	30.8%	21.9%
Total Debt / Total Book Capitalization	39.1%	29.3%
Total Debt / Total Market Capitalization (1)	28.2%	18.0%
Variable Rate Debt / Total Book Capitalization	6.2%	3.0%

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Cash Flow Data

Cash flow provided by (used in):
Operating activities	$ 38,058	$ 54,763
Investing activities	$ (400,950)	$ (2,402)
Financing activities	$ 349,748	$ (49,074)

(1)   Market capitalization is the book value of our debt plus the market value of equity based upon the closing price of our common and preferred shares ($40.38 per common share and $26.73 per preferred share on March 31, 2005, and $46.00 per common share and $27.00 per preferred share on December 31, 2004).

Hotel Revenue Data

Lease/	No. of	No. of Rooms/	Quarter Ended March 31,
Management Agreement	Hotels	Suites	2005 (1)	2004 (1)	Change
ADR
Host (no. 1)	53	7,610	$108.13	$99.87	8.3%
Host (no. 2)	18	2,178	96.35	93.92	2.6%
Marriott	35	5,382	99.03	94.09	5.3%
Barcelo Crestline	19	2,756	105.69	95.00	11.3%
InterContinental (no. 1)	30	3,694	94.58	88.55	6.8%
InterContinental (no. 2)	76	9,220	59.24	55.65	6.5%
InterContinental (no. 3) (2)	12	3,757	117.40	113.66	3.3%
Hyatt (3) (4)	24	2,929	74.54	68.30	9.1%
Carlson (3) (4)	12	2,321	81.73	83.07	-1.6%
Homestead	18	2,399	57.61	49.41	16.6%
Total/Average (2) (3)	297	42,246	$87.84	$82.99	5.8%

OCCUPANCY
Host (no. 1)	53	7,610	66.4%	68.0%	-1.6 pt
Host (no. 2)	18	2,178	78.2%	74.8%	3.4 pt
Marriott	35	5,382	73.7%	72.0%	1.7 pt
Barcelo Crestline	19	2,756	69.7%	72.3%	-2.6 pt
InterContinental (no. 1)	30	3,694	74.0%	72.1%	1.9 pt
InterContinental (no. 2)	76	9,220	72.4%	65.2%	7.2 pt
InterContinental (no. 3) (2)	12	3,757	70.8%	69.2%	1.6 pt
Hyatt (3) (4)	24	2,929	65.2%	60.8%	4.4 pt
Carlson (3) (4)	12	2,321	51.7%	68.2%	-16.5 pt
Homestead	18	2,399	77.5%	78.2%	-0.7 pt
Total/Average (2) (3)	297	42,246	70.3%	69.0%	1.3 pt

RevPAR
Host (no. 1)	53	7,610	$71.80	$67.91	5.7%
Host (no. 2)	18	2,178	75.35	70.25	7.3%
Marriott	35	5,382	72.99	67.74	7.7%
Barcelo Crestline	19	2,756	73.67	68.69	7.3%
InterContinental (no. 1)	30	3,694	69.99	63.84	9.6%
InterContinental (no. 2)	76	9,220	42.89	36.28	18.2%
InterContinental (no. 3) (2)	12	3,757	83.12	78.65	5.7%
Hyatt (3) (4)	24	2,929	48.60	41.53	17.0%
Carlson (3) (4)	12	2,321	42.25	56.65	-25.4%
Homestead	18	2,399	44.65	38.64	15.6%
Total/Average (2) (3)	297	42,246	$61.75	$57.26	7.8%

(1)

Includes data for the calendar periods indicated, except for our Courtyard by Marriott®, Residence Inn by Marriott®, Marriott Hotels Resorts and Suites®, TownePlace Suites by Marriott®, and SpringHill Suites by Marriott® branded hotels, which include data for comparable fiscal periods.

(2)	Includes data for periods prior to our ownership of some hotels.
(3)	Includes data for periods some hotels were not operated by the current manager.
(4)

On April 4, 2005, we entered new management agreements with subsidiaries of Hyatt Corporation, or Hyatt, and Carlson Hotels Worldwide, or Carlson, which replaced the management agreement we had with Prime Hospitality Corporation. The new management agreements divide the previous management agreement we had with Prime into two management agreements; one with Hyatt for 24 limited service AmeriSuites® and one with Carlson for the 12 Prime HotelsSM, which are expected to be rebranded with Carlson brands, including Radisson® Hotels and Resorts, Country Inn & SuitesSM, and Park Plaza SM Hotels & Resorts, by year end 2005.

Return/Rent Coverage Data(1)

Lease/Management Agreement	Quarter ended 3/31/05	Year ended 3/31/05	Year ended 12/31/04
Host (no. 1)	1.2x	1.3x	1.3x
Host (no. 2)	0.9x	1.0x	1.0x
Marriott	0.8x	0.9x	0.9x
Barcelo Crestline	1.0x	0.9x	0.9x
InterContinental (no. 1)	0.8x	0.8x	0.8x
InterContinental (no. 2)	0.9x	0.9x	0.8x
InterContinental (no. 3)	1.3x	1.1x	1.0x
Hyatt (2)	1.0x	1.0x	0.9x
Carlson (2)	1.5x	1.2x	1.4x
Homestead	1.4x	1.3x	1.2x
Range (all agreements)	0.8x-1.5x	0.8x-1.3x	0.8x-1.4x

(1)

We define coverage as combined total hotel sales minus all expenses which are not subordinated to minimum payments to us and the required FF&E Reserve contributions (which data is provided to us by our tenants or operators), divided by the return payments or minimum rent due to us. For some combinations, amounts have been calculated using data for periods prior to our ownership of some hotels and prior to commencement of current management agreements.

(2)

On April 4, 2005, we entered new management agreements with subsidiaries of Hyatt and Carlson, which replaced the management agreement we had with Prime. The new management agreements divide the previous management agreement we had with Prime into two management agreements; one with Hyatt for 24 limited service AmeriSuites® and one with Carlson for the 12 Prime HotelsSM, which are expected to be rebranded with Carlson brands, including Radisson® Hotels and Resorts, Country Inn & SuitesSM, and Park PlazaSM Hotels & Resorts, by year end 2005.